Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

ACHARI VENTURES HOLDINGS CORP. I

ACHARI VENTURES HOLDINGS CORP. I (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Law”), does hereby certify:

1.    The name of the Corporation is Achari Ventures Holdings Corp. I.

2.    A Second Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware (the “Restated Certificate”) on October 14, 2021, and said Restated Certificate requires correction as permitted by Section 103 of the Law.

3.    The inaccuracies or defects of such Restated Certificate are:

a)     The number of months the corporation has for redemption of shares (the “Deadline Date”) was incorrectly stated as “within 24 months” in Article IX, subsection 9.1(b) of the Restated Certificate. The correct reference should be “within 15 months (or 18 months, if extended upon request by our Sponsor and through resolution of our Board, as described in the Registration Statement).”

4.    The corrected paragraph should read as follows:

a)    ARTICLE IX, Section 9.1(b) is corrected to read:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months (or 18 months, if extended upon request by our Sponsor and through resolution of our Board, as described in the Registration Statement) from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Second Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Achari Sponsor Holdings I LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Achari Ventures Holdings Corp. I has caused this Certificate of Correction to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ACHARI VENTURES HOLDINGS CORP. I

By:	/s/ Vikas Desai
	Name:	Vikas Desai
	Title:	Chief Executive Officer

[Signature Page to Certificate of Correction]